SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.___)

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☐	Soliciting Material Pursuant to § 240.14a-12

XenoPort, Inc.

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3410 Central Expressway
Santa Clara, California 95051

NOTICE OF THE 2006 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON TUESDAY, MAY 2, 2006

To the Stockholders of XenoPort, Inc.:

Notice is hereby given that the Annual Meeting of Stockholders of XenoPort, Inc., a Delaware corporation, will be held on Tuesday, May 2, 2006 at 10:00 a.m., local time, at the company’s offices located at 3410 Central Expressway, Santa Clara, California 95051 for the following purposes:

1. To elect two Class 1 directors to hold office until the 2009 Annual Meeting of Stockholders;

2. To ratify the selection by the audit committee of the board of directors of Ernst & Young LLP as XenoPort’s independent registered public accounting firm for the fiscal year ending December 31, 2006; and

3. To conduct any other business properly brought before the meeting.

These items of business are more fully described in the Proxy Statement accompanying this Notice.

The board of directors has fixed the close of business on March 14, 2006, as the record date for the determination of stockholders entitled to notice of, and to vote at, this annual meeting and at any continuation, postponement or adjournment thereof.

By Order of the Board of Directors

William J. Rieflin
President and Secretary

Santa Clara, California
March 31, 2006

You are cordially invited to attend the annual meeting in person. Whether or not you expect to attend the annual meeting, please complete, date, sign and return the enclosed proxy as promptly as possible in order to ensure your representation at the annual meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for your convenience. Even if you have voted by proxy, you may still vote in person if you attend the annual meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the annual meeting, you must obtain a proxy issued in your name from that record holder. You may also submit your proxy over the Internet or by telephone. Please refer to the information provided with your proxy card or voting instruction form for further information.

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING
PROPOSAL 1 ELECTION OF DIRECTORS
REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS 1
PROPOSAL 2
RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
SECTION 16( a ) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
EXECUTIVE COMPENSATION
Stock Option Grants And Exercises
Employment, Severance and Change of Control Agreements
REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION 1
PERFORMANCE MEASUREMENT COMPARISON(1)
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
HOUSEHOLDING OF PROXY MATERIALS
OTHER MATTERS
Appendix A

3410 Central Expressway
Santa Clara, California 95051

PROXY STATEMENT FOR THE 2006 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 2, 2006

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING

Why am I receiving these materials?

We sent you this proxy statement and the enclosed proxy card because the board of directors of XenoPort, Inc. is soliciting your proxy to vote at the 2006 Annual Meeting of Stockholders. You are invited to attend the annual meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card, or follow the instructions below to submit your proxy over the telephone or on the Internet.

We intend to mail this proxy statement and accompanying proxy card on or about March 31, 2006 to all stockholders of record entitled to vote at the annual meeting.

Who can vote at the annual meeting?

Only stockholders of record at the close of business on March 14, 2006 will be entitled to vote at the annual meeting. On this record date, there were 19,894,006 shares of common stock outstanding and entitled to vote.

Stockholders of Record: Shares Registered in Your Name

If, on March 14, 2006, your shares were registered directly in your name with our transfer agent, Mellon Investor Services LLC, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card or vote by proxy over the telephone or on the Internet as instructed below to ensure your vote is counted.

Beneficial Owners: Shares Registered in the Name of a Broker or Bank

If, on March 14, 2006, your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

There are two matters scheduled for a vote:

•	Election of two Class 1 directors; and

•	Ratification of the selection of Ernst & Young LLP as XenoPort’s independent registered public accounting firm for the fiscal year ending December 31, 2006.

How do I vote?

You may either vote “For” all the nominees to the board of directors or you may “Withhold” your vote for any nominee you specify. For each of the other matters to be voted on, you may vote “For” or “Against” or abstain from voting. The procedures for voting are fairly simple:

Stockholders of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the annual meeting, vote by proxy using the enclosed proxy card, vote by proxy over the telephone or vote by proxy on the Internet. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure that your vote is counted. You may still attend the meeting and vote in person if you have already voted by proxy.

•	To vote in person, come to the annual meeting and we will give you a ballot when you arrive.

•	To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct.

•	To vote over the telephone, dial toll-free (866) 540-5760 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the enclosed proxy card. Your vote must be received by 11:59 p.m., Eastern Time, on May 1, 2006 to be counted.

•	To vote on the Internet, go to http://www.proxyvoting.com/XNPT to complete an electronic proxy card. You will be asked to provide the company number and control number from the enclosed proxy card. Your vote must be received by 11:59 p.m., Eastern Time, on May 1, 2006 to be counted.

Beneficial Owners: Shares Registered in the Name of a Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than directly from XenoPort. Simply complete and mail the proxy card to ensure that your vote is counted. Alternatively, you may vote by telephone or over the Internet as instructed by your broker or bank. To vote in person at the annual meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

Telephone and Internet voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to give their voting instructions and to confirm that stockholders’ instructions have been recorded properly. Stockholders voting via the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, that must be borne by the stockholder.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of March 14, 2006.

What if I return a proxy card but do not make specific choices?

If you return a signed and dated proxy card without marking any voting selections, your shares will be voted “For” the election of all nominees for director and “For” the ratification of Ernst & Young LLP as XenoPort’s independent registered public accounting firm for the fiscal year ending December 31, 2006. If any other matter is properly presented at the meeting, your proxy (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors and employees may also solicit proxies in person, by telephone or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of three ways:

•	You may submit another properly completed proxy card with a later date.

•	You may send a written notice that you are revoking your proxy to XenoPort’s Secretary at 3410 Central Expressway, Santa Clara, California 95051.

•	You may attend the annual meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

When are stockholder proposals due for next year’s annual meeting?

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by December 1, 2006, to XenoPort’s Secretary at 3410 Central Expressway, Santa Clara, California 95051. If you wish to submit a proposal that is not to be included in next year’s proxy materials or nominate a director, you must provide specified information to XenoPort’s Secretary at 3410 Central Expressway, Santa Clara, California 95051 between January 2, 2007 and February 1, 2007 unless the date of our 2007 annual meeting of stockholders is before April 2, 2007 or after June 1, 2007, in which case such proposals shall be submitted no earlier than 120 days prior to the 2007 annual meeting, and no later than the later of (i) 90 days before the 2007 annual meeting of stockholders or (ii) ten days after notice of the date of the 2007 annual meeting is publicly given. You are also advised to review our bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count “For” and “Withhold” and, with respect to proposals other than the election of directors, “Against” votes, abstentions and broker non-votes. Abstentions will be counted towards the vote total for each proposal, and will have the same effect as “Against” votes. Broker non-votes have no effect and will not be counted towards the vote total for any proposal.

If your shares are held by your broker as your nominee (that is, in “street name”), you will need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker to vote your shares. If you do not give instructions to your broker, your broker can vote your shares with respect to “discretionary” items, but not with respect to “non-discretionary” items. Discretionary items are proposals considered routine under the rules of the New York Stock Exchange on which your broker may vote shares held in street name in the absence of your voting instructions. On non-discretionary items for which you do not give your broker instructions, the shares will be treated as broker non-votes.

How many votes are needed to approve each proposal?

•	For the election of directors, the two Class 1 nominees receiving the most “For” votes (among votes properly cast in person or by proxy) will be elected. Only votes “For” or “Withheld” will affect the outcome.

•	To be approved, Proposal No. 2, the ratification of the selection of Ernst & Young LLP as XenoPort’s independent registered public accounting firm for the fiscal year ending December 31, 2006, must receive a “For” vote from the majority of shares present and entitled to vote either in person or by proxy. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of the outstanding shares entitled to vote are represented by stockholders present at the meeting or by proxy. On the record date, there were 19,894,006 shares outstanding and entitled to vote.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the chairman of the meeting or a majority of the votes present at the meeting may adjourn the meeting to another date.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the annual meeting. Final voting results will be published in our quarterly report on Form 10-Q for the quarter ending June 30, 2006.

PROPOSAL 1

ELECTION OF DIRECTORS

Our amended and restated certificate of incorporation and bylaws provide that the board of directors shall be divided into three classes, each class consisting, as nearly as possible, of one third of the total number of directors, and with each class having a three-year term. Vacancies on the board may be filled only by persons elected by a majority of the remaining directors. A director elected by the board to fill a vacancy in a class shall serve for the remainder of the full term of that class, and until the director’s successor is elected and qualified. This includes vacancies created by an increase in the authorized number of directors.

Our board of directors presently has nine members. There are three directors in Class 1, the class whose term of office expires in 2006. Two of those directors are standing for re-election. Each of the two nominees for election to this class, Bryan E. Roberts, Ph.D. and Gary D. Tollefson, M.D., Ph.D., is currently a director of XenoPort who was previously appointed to the board and was recommended for re-election to the board by the nominating and corporate governance committee of the board of directors. Dr. Robert W. Overell is not standing for re-election as a Class 1 director, and proxies cannot be voted for a greater number of persons than the number of nominees named. Following the conclusion of the annual meeting, our board of directors intends to decrease the size of the board to eight members, thus eliminating the Class 1 vacancy. If elected at the annual meeting, each of these nominees would serve until the 2009 Annual Meeting of Stockholders and until his successor is elected and has qualified, or until the director’s death, resignation or removal.

Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote at the annual meeting. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the two nominees named below. Cumulative voting is not permitted. In the event that any nominee should become unavailable for election as a result of an unexpected occurrence, the proxies will be voted for the election of a substitute nominee or nominees proposed by the nominating and corporate governance committee of the board of directors. Each person nominated for election has agreed to serve if elected, and our board of directors has no reason to believe that any nominee will be unable to serve.

Class 1 Nominees for Election for a Three-year Term Expiring at the 2009 Annual Meeting

Bryan E. Roberts, Ph.D.

Bryan E. Roberts, Ph.D., age 39, has been a member of our board of directors since 2000. He joined Venrock Associates, a venture capital investment firm, in 1997 and has been a general partner there since 2001. From 1989 to 1992, Dr. Roberts worked in the Corporate Finance Department of Kidder, Peabody & Co., a brokerage company. He received a B.A. from Dartmouth University and a Ph.D. in chemistry and chemical biology from Harvard University. Dr. Roberts is also a member of the board of directors of the publicly-traded company Sirna Therapeutics, Inc., a company that develops therapeutics based on RNA interference technology.

Gary D. Tollefson, M.D., Ph.D.

Gary D. Tollefson, M.D., Ph.D., age 55, has been a member of our board of directors since September 2005. He has been chief executive officer of Orexigen Therapeutics, a private biotechnology company that is developing novel therapeutics for the treatment of obesity, since April 2005. From June 1991 to April 2004, Dr. Tollefson was at Eli Lilly and Company, where he served in a number of senior leadership roles. As president of the Neuroscience Product Group, he developed global neuroscience product strategies encompassing both commercial and clinical product development. During his career with Lilly, he led the efforts resulting in the launch and/or product lifecycle implementation for several important neuroscience products, including the antidepressant Prozac, Strattera for attention-deficit (ADHD), Symbyax for bipolar depression, Cymbalta for major depression/neuropathic pain and the psychotropic Zyprexa (including a series of line extensions). Dr. Tollefson, an expert in the area of psychopharmacology, is also president of Consilium, Inc., a consulting firm focused on the development of CNS products. He is a Volunteer Clinical Professor in the Department of Psychiatry, Indiana University School of Medicine and currently holds a senior guest scientific position with Eli Lilly and Company as the Distinguished Visiting Lilly Research Scholar. Dr. Tollefson received a B.A., M.D. and Ph.D. in psychiatry from the University of Minnesota.

Dr. Tollefson is also a member of the board of directors of two publicly-traded pharmaceutical companies, Cortex Pharmaceuticals, Inc. and Cypress Bioscience, Inc.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE “FOR” EACH NAMED NOMINEE

Class 2 Directors Continuing in Office Until the 2007 Annual Meeting

Paul L. Berns

Paul L. Berns, age 39, has been a member of our board of directors since November 2005. In March 2006, he was appointed president, chief executive officer and a member of the board of directors of Allos Therapeutics, Inc., a biopharmaceutical company. From 2002 to 2005, Mr. Berns was chief executive officer, president and a director of Bone Care International, Inc., a specialty pharmaceutical company that was acquired by Genzyme Corporation in 2005. From 2001 to 2002, Mr. Berns served as vice president and general manager of the Immunology, Oncology and Pain Therapeutics business unit of Abbott Laboratories, a pharmaceutical company. He served as vice president, marketing of BASF Pharmaceuticals-Knoll, a pharmaceutical company, from 2000 to 2001. From 1990 to 2000, Mr. Berns held various positions, including senior management roles, at Bristol-Myers Squibb Company, a pharmaceutical company. Mr. Berns received a B.S. from the University of Wisconsin.

John G. Freund, M.D.

John G. Freund, M.D., age 52, has been a member of our board of directors since 1999. He has been a managing director of Skyline Ventures, a venture capital firm specializing in healthcare companies, since 1997. From 1995 to 1997, Dr. Freund was a managing director in the private equity group at Chancellor Capital Management, a private capital investment firm. AMVESCAP plc, an investment services company, acquired Chancellor Capital Management in 1998 and renamed the division INVESCO Private Capital. In 1994, he co-founded Intuitive Surgical, Inc., a medical device company. From 1988 to 1994, he held various positions at Acuson Corp., a maker of ultrasound equipment, most recently as executive vice president. Siemens Corp. acquired Acuson in 2000. Prior to Acuson, Dr. Freund was a general partner of Morgan Stanley Venture Partners, a venture capital management firm, from 1987 to 1988. From 1982 to 1987, Dr. Freund was at Morgan Stanley & Co., an investment banking company, where he was a co-founder of the Healthcare Group in the Corporate Finance Department. He received a B.A. from Harvard College, an M.D. from Harvard Medical School and an M.B.A. from Harvard Business School. Dr. Freund is also a member of the boards of directors of The New Economy Fund and the SMALLCAP World Fund, both of which are U.S.-registered investment funds.

Kenneth J. Nussbacher

Kenneth J. Nussbacher, age 53, has been a member of our board of directors since 2000. He has been an Affymetrix fellow since 2000. From 1995 to 2000, Mr. Nussbacher was executive vice president of Affymetrix, Inc., a biotechnology company, and, from 1995 to 1997, he was also chief financial officer of Affymetrix. Prior to joining Affymetrix, Mr. Nussbacher was executive vice president for business and legal affairs of Affymax Research Institute. He received a B.S. from Cooper Union and a J.D. from Duke University. Mr. Nussbacher is also a member of the board of directors of Symyx Technologies, Inc., a publicly-traded company specializing in high-throughput experimentation for the discovery of materials.

Class 3 Directors Continuing in Office Until the 2008 Annual Meeting

Ronald W. Barrett, Ph.D.

Ronald W. Barrett, Ph.D., age 50, is one of our founders and has served as our chief executive officer since September 2001. He served as our chief scientific officer from 1999 to 2001. Dr. Barrett has been a director since August 1999. From 1989 to 1999, he held various positions at Affymax Research Institute, a company employing combinatorial chemistry and high-throughput target screening for drug discovery, the most recent of which was senior vice president of research. Glaxo Wellcome plc acquired Affymax Research Institute in 1995. Glaxo Wellcome subsequently merged with SmithKline Beecham plc in 2000 to form GlaxoSmithKline plc, a pharmaceutical company. Prior to Affymax Research Institute, Dr. Barrett was a molecular pharmacologist in the Neuroscience Group at Abbott Laboratories, a healthcare company, from 1986 to 1989. Dr. Barrett received a B.S. from Bucknell University and a Ph.D. in pharmacology from Rutgers University.

Jeryl L. Hilleman

Jeryl L. Hilleman, age 48, has been a member of our board of directors since January 2005. She is executive vice president and chief financial officer of Symyx Technologies, Inc., a company specializing in high-throughput experimentation for the discovery of materials. Prior to joining Symyx in 1997, Ms. Hilleman served as vice president finance and chief financial officer of two public biotechnology companies, Geron Corporation and Cytel Corporation, which merged with Epimmune Inc. in 1999. Ms. Hilleman received an A.B. from Brown University and an M.B.A. from the Wharton Graduate School of Business.

Wendell Wierenga, Ph.D.

Wendell Wierenga, Ph.D., age 58, has been a member of our board of directors since 2001. He has been executive vice president of research and development at Neurocrine Biosciences, Inc., a biopharmaceutical company developing therapeutics for neuropsychiatric, neuroinflammatory and neurodegenerative diseases, since September 2003. From 2000 to 2003, Dr. Wierenga was chief executive officer of Syrrx, Inc., a company focused on small-molecule drug compounds. Prior to joining Syrrx, from 1990 to 2000, he was senior vice president of worldwide pharmaceutical sciences, technologies and development at Parke-Davis, a division of Warner Lambert Co., a pharmaceutical company. Pfizer Inc, a research-based pharmaceutical company, acquired Warner Lambert in 2000. Prior to Parke-Davis, Dr. Wierenga worked at Upjohn Co., later Pharmacia & Upjohn, Inc., a pharmaceutical and biotechnology company, for 16 years in various positions, most recently as executive director of discovery research. Pfizer acquired Pharmacia & Upjohn, then named Pharmacia Corp., in 2002. Dr. Wierenga received a B.S. from Hope College and a Ph.D. in chemistry from Stanford University. Dr. Wierenga is a member of the boards of directors of the publicly-traded companies Ciphergen Biosystems, Inc., a protein technology products and services company, and Onyx Pharmaceuticals, Inc., a biopharmaceutical company.

Independence of the Board of Directors

As required under the Nasdaq Stock Market (“Nasdaq”) listing standards, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the board of directors. Our board of directors consults with our counsel to ensure that the board’s determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of Nasdaq, as in effect time to time.

Consistent with these considerations, after review of all relevant transactions or relationships between each director, or any of his or her family members, and XenoPort, our senior management and our independent auditors, our board of directors affirmatively has determined that all of our directors are independent directors within the meaning of the applicable Nasdaq listing standards, except for Ronald W. Barrett, Ph.D., our chief executive officer.

Information Regarding the Board of Directors and its Committees

In 2005, our board of directors documented the governance practices we follow by adopting a Corporate Governance Policy to ensure that the board will have the necessary authority and practices in place to review and evaluate our business operations as needed and to make decisions that are independent of our management. The policy is also intended to align the interests of directors and management with those of our stockholders. The Corporate Governance Policy sets forth the principles that the board will follow with respect to board member responsibilities, board composition and selection, board meetings and involvement of senior management, succession planning and board committees and compensation. The Corporate Governance Policy was adopted by the board to, among other things, reflect changes to the Nasdaq listing standards and Securities and Exchange Commission rules adopted to implement provisions of the Sarbanes-Oxley Act of 2002. The Corporate Governance Policy, as well as the charters for each committee of the board, may be viewed on our website at www.XenoPort.com in connection with “Investor Relations/Corporate Governance” materials.

Our board has three standing committees: an audit committee, a compensation committee and a nominating and corporate governance committee. Each of the committees has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities. The following table provides membership and meeting information for fiscal 2005 for each of the board committees:

Nominating and
Corporate
Name	Audit		Compensation		Governance

John G. Freund, M.D.	X
Jeryl L. Hilleman	X	*
Kenneth J. Nussbacher			X		X	*
Robert W. Overell, Ph.D.	X
Bryan E. Roberts, Ph.D.			X	*	X
Wendell Wierenga, Ph.D.			X

Total meetings in fiscal year 2005	5		4		3

* Committee chairperson

Audit Committee

The audit committee of the board of directors oversees our corporate accounting and financial reporting process. For this purpose, the audit committee performs several functions. The audit committee evaluates the performance and assesses the qualifications of the independent registered public accounting firm; determines and approves the engagement of the independent registered public accounting firm; determines whether to retain or terminate the existing independent registered public accounting firm or to appoint and engage new independent registered public accounting firms; reviews and approves the retention of the independent registered public accounting firm to perform any proposed permissible non-audit services; monitors the rotation of partners of the independent registered public accounting firm on the company’s audit engagement team as required by law; confers with management and the independent registered public accounting firm regarding the scope, adequacy and effectiveness of internal controls over financial reporting; establishes procedures, as required under applicable law, for the retention and treatment of complaints received by the company regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters; and meets to review the company’s annual audited financial statements and quarterly financial statements with management and the independent registered public accounting firm, including reviewing the company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Since January 2005, the audit committee has been comprised of three directors: Drs. Freund and Overell and Ms. Hilleman. The board annually reviews the Nasdaq listing standards’ definition of independence for audit committee members and has determined that all members of our audit committee are independent (as independence is currently defined in Rule 4350(d)(2)(A)(i) and (ii) of the Nasdaq listing standards). Our board of directors has determined that Ms. Hilleman is an “audit committee financial expert” as defined in applicable SEC rules and satisfies the financial sophistication requirements of the Nasdaq listing standards. The board made a qualitative assessment of Ms. Hilleman’s level of knowledge and experience based on a number of factors, including her formal education and experience as a chief financial officer for public reporting companies.

The audit committee met five times during 2005. The audit committee has adopted a written audit committee charter that is attached as Appendix A to these proxy materials.

Compensation Committee

The compensation committee of the board of directors reviews and approves the overall compensation strategy and policies for the company. The compensation committee reviews and approves corporate performance goals and objectives relevant to the compensation of our executive officers; evaluates and recommends to the board for approval the compensation plans and programs advisable for the company; establishes policies with respect to equity compensation arrangements; reviews and approves the terms of any employment agreements, severance arrangements, change-of-control protections and other compensatory arrangements for our executive officers; evaluates and recommends to the board for approval the compensation and other terms of employment for our chief executive officer; evaluates, determines and approves the compensation and other terms of employment for our other executive officers; and administers our stock option and purchase plans, pension and profit sharing plans, stock bonus plans, bonus plans, deferred compensation plans and other similar programs.

Since January 2005, the compensation committee has been comprised of three directors: Mr. Nussbacher and Drs. Roberts and Wierenga. All members of the compensation committee are independent (as independence is currently defined in Rule 4200(a)(15) of the Nasdaq listing standards). The compensation committee met four times during 2005. The compensation committee has adopted a written compensation committee charter.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee of the board of directors is responsible for overseeing all aspects of our corporate governance functions on behalf of the board; making recommendations to the board regarding corporate governance issues; identifying, reviewing and evaluating candidates to serve as directors; reviewing, evaluating and considering the recommendation for nomination of incumbent directors for re-election to the board; monitoring the size of the board; recommending candidates to the board and making such other recommendations to the board regarding affairs relating to our directors, including director compensation; assessing the performance of our board and its committees and of individual directors; reviewing and assessing our corporate governance principles; and overseeing our legal, regulatory and ethical compliance programs, other than handling complaints related to accounting and financial matters, which are delegated to the audit committee.

The nominating and corporate governance committee, which was established in June 2005 in connection with our initial public offering, is comprised of two directors: Mr. Nussbacher and Dr. Roberts. All members of the nominating and corporate governance committee are independent (as independence is currently defined in Rule 4200(a)(15) of the Nasdaq listing standards). The nominating and corporate governance committee met three times during 2005. The nominating and corporate governance committee has adopted a written nominating and corporate governance committee charter.

Because XenoPort is an emerging biopharmaceutical company with evolving and expanding research and clinical programs, the board of directors does not believe that it is appropriate to adopt, and the nominating and corporate governance committee has not adopted, a formal policy with respect to a fixed set of specific minimum qualifications for its candidates for membership on the board of directors. Instead, when considering candidates for director, the nominating and corporate governance committee will generally consider all of the relevant qualifications of board candidates, including such factors as the candidate’s relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of the company, demonstrated excellence in his or her field, having the ability to exercise sound business judgment, having the commitment to rigorously represent the long-term interests of our stockholders and whether the board candidates will be independent for purposes of the Nasdaq listing standards, as well as the current needs of the board and the company. In the case of incumbent directors whose terms of office are set to expire, the nominating and corporate governance committee will also review, prior to nominating such directors for another term, such directors’ overall service to XenoPort during their term. The nominating and corporate governance committee will conduct any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the board.

The nominating and corporate governance committee, to date, has not adopted a formal policy with regard to the consideration of director candidates recommended by stockholders and will consider director candidates recommended by stockholders on a case-by-case basis, as appropriate. Stockholders wishing to recommend individuals for consideration by the nominating and corporate governance committee may do so by delivering a written recommendation to XenoPort’s Secretary at 3410 Central Expressway, Santa Clara, California 95051 and providing the candidate’s name, biographical data and qualifications and a document indicating the candidate’s willingness to serve if elected.

The nominating and corporate governance committee does not intend to alter the manner in which it evaluates candidates based on whether the candidate was recommended by a stockholder or not. To date, the nominating and corporate governance committee has not received any such nominations nor has it rejected a director nominee from a stockholder or stockholders holding more than 5% of our voting stock. We have, from time to time, engaged an executive search firm to assist the nominating and corporate governance committee in identifying and recruiting potential candidates for membership on the board.

Meetings of the Board of Directors

During 2005, our board of directors held eight meetings, including telephone conference meetings, and acted by unanimous written consent six times. All directors, except Ms. Hilleman and Dr. Tollefson, attended at least 75% of the aggregate of the meetings of the board held during the period for which they were a director. All directors attended 100% of the meetings of the board committees on which they served during the period for which they were a committee member. As required under applicable Nasdaq listing standards, in fiscal 2005, our independent directors met six times in regularly scheduled executive sessions at which only independent directors were present. Although we do not have a formal policy regarding attendance by members of the board at our annual meetings of stockholders, directors are encouraged to attend annual meetings of XenoPort stockholders. Two directors attended the 2005 annual meeting of stockholders.

Stockholder Communications with the Board of Directors

To date, we have not adopted a formal process for stockholder communications with the board. Nevertheless, every effort has been made to ensure that the views of stockholders are heard by the board or individual directors, as applicable, and that appropriate responses are provided to stockholders in a timely manner. However, the nominating and corporate governance committee will consider, from time to time, whether adoption of a formal process for stockholder communications with the board has become necessary or appropriate and, if adopted, will publish such policy promptly on our website. Stockholders may send communications to the board of directors by mail to 3410 Central Expressway, Santa Clara, California 95051, by facsimile at (408) 616-7210 or by e-mail at ir@XenoPort.com, each of the foregoing sent “Attn: Board of Directors.”

Code of Ethics

We have adopted the XenoPort, Inc. Code of Business Conduct and Ethics that applies to all of our officers, directors and employees. Our Code of Business Conduct and Ethics is available on our website at www.XenoPort.com in connection with “Investor Relations/Corporate Governance” materials. Stockholders may request a free copy of the code by submitting a written request to XenoPort, Inc., Attention: Investor Relations, 3410 Central Expressway, Santa Clara, California 95051. If we make any substantive amendments to our Code of Business Conduct and Ethics or grant any waiver from a provision of the code to any executive officer or director, we will promptly disclose the nature of the amendment or waiver on our website.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS1

The audit committee of the board of directors of XenoPort, Inc. oversees the company’s corporate accounting and financial reporting practices on behalf of the board of directors, including: (a) general oversight of the financial reporting process of the company; (b) monitoring the quality and integrity of the company’s financial statements and systems of internal accounting and financial controls; (c) compliance with legal and regulatory requirements related to the preparation and external audit of the company’s financial statements; and (d) the selection, evaluation and retention of the company’s independent registered public accounting firm. Each of the members of the audit committee is independent as defined under the listing standards of the Nasdaq Stock Market and Rule 10A-3(b)(1) of the Securities Exchange Act of 1934, as amended.

1 The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference into any filing of XenoPort under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

The audit committee is governed by a written charter approved by the board of directors. XenoPort management has primary responsibility for preparing the company’s financial statements, ensuring the integrity of such data and establishing the financial reporting process, including the company’s systems of internal controls. Ernst & Young LLP, XenoPort’s independent registered public accounting firm, is responsible for performing an audit of the company’s annual financial statements and expressing an opinion as to the fair presentation of the financial statements in conformity with accounting principles generally accepted in the Unites States, and reviewing the company’s unaudited interim financial statements. The audit committee’s responsibility is to oversee and review these processes.

In fulfilling its oversight responsibilities, the audit committee reviewed the audited financial statements in XenoPort’s Annual Report on Form 10-K for the year ended December 31, 2005 with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The audit committee reviewed with XenoPort’s independent registered public accounting firm its judgments as to the quality, not just the acceptability, of the company’s accounting principles and such other matters as are required to be discussed with the audit committee under generally accepted auditing standards, including those matters set forth in Statement of Auditing Standards No. 61, as amended, “Communication with Audit Committees” (Codification of Statements on Auditing Standards, AU Section 380). In addition, the audit committee has discussed with XenoPort’s independent registered public accounting firm its independence from management and the company, including the matters in the written disclosures required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and has considered the compatibility of non-audit services with the independent registered public accounting firm’s independence. The audit committee discussed with XenoPort’s independent registered public accounting firm the overall scope and plans for its audit. The audit committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of its examinations, its considerations of the company’s internal controls and the overall quality of the company’s financial reporting. The audit committee approved all audit, audit related and non-audit services provided by XenoPort’s independent registered public accounting firm. The audit committee only approved services that were integrally connected to the audit services or that were at a level that did not otherwise compromise the independent registered public accounting firm’s independence. The audit committee has not approved any services by the independent registered public accounting firm that are related to financial information systems design and implementation or strategic tax planning services.

The audit committee held five meetings during fiscal year 2005. In reliance on the reviews and discussions referred to above, the audit committee recommended to the board of directors (and the board has approved) that the audited financial statements be included in XenoPort’s Annual Report on Form 10-K for the year ended December 31, 2005 for filing with the Securities and Exchange Commission. The audit committee and the board have also recommended, subject to stockholder ratification, the retention of Ernst & Young LLP as XenoPort’s independent registered public accounting firm for the fiscal year ending December 31, 2006.

Respectfully submitted,
The Audit Committee of the Board of Directors

Jeryl L. Hilleman (Chairperson)
John G. Freund, M.D.
Robert W. Overell, Ph.D.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee of the board of directors has selected Ernst & Young LLP as XenoPort’s independent registered public accounting firm for the fiscal year ending December 31, 2006, and the board of directors has further directed that management submit the selection of Ernst & Young LLP as XenoPort’s independent registered public accounting firm for ratification by the stockholders at the annual meeting. Ernst & Young LLP has served as XenoPort’s independent registered public accounting firm since the company’s inception in 1999. Representatives of Ernst & Young LLP are expected to be present at the annual meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither our bylaws nor other governing documents or law require stockholder ratification of the selection of Ernst & Young LLP as XenoPort’s independent registered public accounting firm. However, the board of directors is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the audit committee of the board will reconsider whether or not to retain that firm. Even if the selection is ratified, the audit committee of the board in its discretion may direct the appointment of different independent registered public accounting firms at any time during the year if they determine that such a change would be in the best interests of XenoPort and its stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting will be required to ratify the selection of Ernst & Young LLP. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

Independent Registered Public Accounting Firm Fees and Services

In connection with the audit of our 2005 financial statements, we entered into an engagement letter with Ernst & Young LLP, our independent registered public accounting firm, which sets forth the terms by which Ernst & Young LLP will perform audit and interim review services for the company. That agreement is subject to alternative dispute resolution procedures and an exclusion of punitive damages.

The following table represents aggregate fees billed to XenoPort for the fiscal years ended December 31, 2005 and 2004 by Ernst & Young LLP, XenoPort’s independent registered public accounting firm:

	Fiscal Year Ended December 31,
	2005	2004

Audit fees	$1,157,937	$262,053
Audit-related fees	$—	$—
Tax fees	$25,000	$20,700
All other fees	$1,500	$1,500

Total fees	$1,184,437	$284,253

Audit Fees.  Consists of fees billed for professional services rendered for the audit of our financial statements, review of interim financial statements, assistance with registration statements filed with the Securities and Exchange Commission and services that are normally provided by Ernst & Young LLP in connection with statutory and regulatory filings or engagements. During the fiscal year ended December 31, 2005, fees of $844,163 were billed in connection with our Registration Statement on Form S-1 filings in connection with our initial public offering.

Audit-Related Fees.  Consists of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported under “Audit Fees.” During the fiscal years ended December 31, 2005 and 2004, Ernst & Young LLP did not provide any audit-related services to XenoPort.

Tax Fees.  Consists of fees billed for professional services for tax compliance, tax advice and tax planning. During the fiscal years ended December 31, 2005 and 2004, these services related to the preparation of federal and state income tax returns.

All Other Fees.  Consists of fees for products and services other than the services described above. During each of the fiscal years ended December 31, 2005 and 2004, all other fees related to the provision of access to a web-based accounting tool.

All fees described above were approved by the audit committee. Because our initial public offering occurred in June 2005, our audit committee was not required to, and did not, pre-approve all of the fees described above in 2005 and 2004. After our initial public offering, our audit committee began pre-approving all audit and permissible non-audit services by Ernst & Young LLP and has pre-approved all new services since that time.

Pre-Approval Policies and Procedures

Our audit committee pre-approves all audit and permissible non-audit services provided by Ernst & Young LLP, XenoPort’s independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval may be given as part of the audit committee’s approval of the scope of the engagement of the independent registered public accounting firm or on an individual, explicit case-by-case basis. The pre-approval of services may be delegated to one or more of the audit committee’s members, but the decision must be reported to the full audit committee at its next scheduled meeting.

Our audit committee has determined that the rendering of the services other than audit services by Ernst & Young LLP is compatible with maintaining the registered public accounting firm’s independence.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF PROPOSAL 2.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of our common stock as of March 1, 2006 by: (i) each director and each nominee for director; (ii) each of the executive officers named in the Summary Compensation Table; (iii) all of our executive officers and directors as a group; and (iv) all those known by us to be beneficial owners of more than five percent of our common stock.

	Beneficial Ownership(1)
Name and Address of Beneficial Owner(2)	Number of Shares	Percent of Total

Ronald W. Barrett(3)	485,486	2.4%
William J. Rieflin(4)	272,663	1.4%
William G. Harris(5)	122,134	*
Pierre V. Trân(6)	84,268	*
Mark A. Gallop(7)	288,017	1.4%
Paul L. Berns	0	*
John G. Freund(8)(17)	1,118,892	5.6%
Jeryl L. Hilleman(9)	24,999	*
Kenneth J. Nussbacher(10)	51,665	*
Robert W. Overell(11)	8,977	*
Bryan Roberts(12)(15)	1,455,473	7.3%
Gary D. Tollefson	1,735	*
Wendell Wierenga(13)	33,331	*
5% Stockholders:
Entities Affiliated with Maverick Capital, Ltd.(14)	1,841,848	9.3%
300 Crescent Court, 18th Floor
Dallas, TX 75201
Entities Affiliated with Venrock Associates(15)	1,447,140	7.3%
30 Rockefeller Plaza, Room 5508
New York, NY 10112
Entities Affiliated with ARCH Venture Partners(16)	1,340,848	6.7%
8725 W. Higgins Road, Suite 290
Chicago, IL 60631
Entities Affiliated with Skyline Ventures(17)	1,097,359	5.5%
125 University Avenue
Palo Alto, CA 94301
Entities Affiliated with Frazier Healthcare Ventures(18)	1,033,074	5.2%
Two Union Square, Suite 3200
601 Union Street Seattle, WA 98101
All executive officers and directors as a group (15 persons)(19)	4,382,426	21.4%

*	Less than one percent.

(1)	This table is based upon information supplied by officers and directors and upon information gathered by XenoPort about principal stockholders known to the company based on Schedules 13D and 13G filed with the Securities and Exchange Commission (the “SEC”). Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 19,893,214 shares outstanding on March 1, 2006, adjusted as required by rules promulgated by the SEC. All shares of common stock subject to options currently exercisable or exercisable within 60 days after March 1, 2006 are deemed to be outstanding for the purpose of computing the percentage of ownership of the person holding such options, but are not deemed to be outstanding for computing the percentage of ownership of any other person.

(2)	Unless otherwise provided, the address for each of the beneficial owners listed is c/o XenoPort, Inc., 3410 Central Expressway, Santa Clara, California 95051.

(3)	Includes 276,756 shares held in a family trust for which Dr. Barrett and his spouse are trustees, 9,320 of which are unvested and subject to our right of repurchase. Includes an aggregate of 1,666 shares held by Dr. Barrett’s children. Also includes 204,684 shares Dr. Barrett has the right to acquire within 60 days of March 1, 2006 through the exercise of stock options, 150,601 of which would be unvested and subject to a right of repurchase by us that would lapse over the vesting schedule.

(4)	Includes 134,027 shares held by Mr. Rieflin that are unvested and subject to our right of repurchase, 10,000 shares held by Edward L. Rieflin, Trustee of the William H. Rieflin 2004 Trust UTA December 15, 2004, 10,000 shares held by Edward L. Rieflin, Trustee of the Catherine R. Rieflin 2004 Trust UTA December 15, 2004, and 10,000 shares held by Edward L. Rieflin, Trustee of the John K. Rieflin 2004 Trust UTA December 15, 2004. Includes 602 shares representing Mr. Rieflin’s beneficial ownership as a limited partner in Skyline Venture Partners II, L.P. Also includes 3,124 shares that Mr. Rieflin has the right to acquire pursuant to options exercisable within 60 days of March 1, 2006.

(5)	Includes 60,675 shares Mr. Harris has the right to acquire within 60 days of March 1, 2006 through the exercise of stock options, 25,972 of which would be unvested and subject to a right of repurchase by us that would lapse over the vesting schedule.

(6)	Includes 50,346 shares held by Dr. Trân that are unvested and subject to our right of repurchase. Also includes 937 shares that Dr. Trân has the right to acquire pursuant to options exercisable within 60 days of March 1, 2006.

(7)	Includes 241,253 shares held in a trust for which Dr. Gallop is trustee, 55,951 of which are unvested and subject to our right of repurchase. Also includes 27,031 shares Dr. Gallop has the right to acquire within 60 days of March 1, 2006 through the exercise of stock options, 18,750 of which would be unvested and subject to a right of repurchase by us that would lapse over the vesting schedule.

(8)	Includes 2,600 shares held by Dr. Freund as custodian for his two sons, 7,700 shares owned by a retirement account of which Dr. Freund is the beneficiary and 2,900 shares held by the Paul Brooke1989 Insurance Trust of which Dr. Freund is a trustee. Also includes 8,333 shares that Dr. Freund has the right to acquire pursuant to options exercisable within 60 days of March 1, 2006.

(9)	Represents shares Ms. Hilleman has the right to acquire within 60 days of March 1, 2006 through the exercise of stock options, 11,458 of which would be unvested and subject to a right of repurchase by us that would lapse over the vesting schedule.

(10)	Includes 43,332 shares held in a family trust for which Mr. Nussbacher and his spouse are trustees, 174 of which are unvested and subject to our right of repurchase. Also includes 8,333 shares that Mr. Nussbacher has the right to acquire pursuant to options exercisable within 60 days of March 1, 2006.

(11)	As a retired member of FHM III, LLC, the sole general partner of Frazier Healthcare III, L.P. and Frazier Affiliates III, L.P., Dr. Overell has a beneficial interest in approximately 513 shares held by Frazier Healthcare III, L.P. and approximately two shares held by Frazier Affiliates III, L.P. Also includes 8,333 shares that Dr. Overell has the right to acquire pursuant to options exercisable within 60 days of March 1, 2006.

(12)	Includes 8,333 shares that Dr. Roberts has the right to acquire pursuant to options exercisable within 60 days of March 1, 2006.

(13)	Includes 1,216 shares held by Dr. Wierenga that are unvested and subject to our right of repurchase. Also includes 8,333 shares that Dr. Wierenga has the right to acquire pursuant to options exercisable within 60 days of March 1, 2006.

(14)	Maverick Capital, Ltd. is an investment adviser registered under Section 203 of the Investment Advisers Act of 1940 and, as such, has beneficial ownership of the shares held by various individuals and institutional investors through the investment discretion it exercises over such accounts. Maverick Capital Management, LLC is the general partner of Maverick Capital, Ltd. Lee S. Ainslie III is a manager of Maverick Capital Management, LLC and possesses sole investment discretion pursuant to Maverick Capital Management, LLC’s regulations.

(15)	Includes 836,900 shares held by Venrock Associates II, L.P., 581,574 shares held by Venrock Associates and 28,666 held by Venrock Entrepreneurs Fund, L.P. Dr. Roberts, a director of XenoPort, is a general partner of Venrock Associates, Venrock Entrepreneurs Fund, L.P. and Venrock Associates II, L.P. and has shared voting and investment power over the shares held by the Venrock funds; however, he disclaims beneficial ownership of the shares held by these entities, except to the extent of his proportionate partnership interest therein.

(16)	Includes 697,925 shares held by ARCH Venture Fund IV, L.P., 354,967 shares held by Healthcare Focus Fund, L.P., 269,216 shares held by ARCH Venture Fund IVA, L.P. and 18,740 shares held by ARCH Entrepreneurs Fund, L.P. ARCH Venture Partners IV, LLC is the general partner of ARCH Venture Fund IV, L.P., ARCH Venture Fund IVA, L.P. and ARCH Entrepreneurs Fund, L.P. ARCH Venture Partners IV, LLC disclaims beneficial ownership of the shares held by these entities except to the extent of its pecuniary interest therein. ARCH Venture Partners V, LLC is the general partner of ARCH Venture Partners V, L.P., which is the general partner of Healthcare Focus Fund, L.P. ARCH Venture Partners V, LLC disclaims beneficial ownership of the shares held by these entities except to the extent of its pecuniary interest therein. Keith Crandell, Robert Nelsen, Steven Lazarus and Clinton Bybee are managing members of ARCH Venture Partners IV, LLC and ARCH Venture Partners V, LLC and share dispositive and voting power over the shares.

(17)	Includes 836,365 shares held by Skyline Venture Partners Qualified Purchaser Fund II, L.P., 189,199 shares held by Skyline Expansion Fund, L.P. and 71,795 shares held by Skyline Venture Partners II, L.P. Dr. Freund, a director of XenoPort, is a managing director of Skyline Venture Management II, LLC, which is the sole general partner of Skyline Venture Partners Qualified Purchaser Fund II, L.P. and Skyline Venture Partners II, L.P., and is a managing member of Skyline Expansion Fund Management, LLC, which is the sole general partner of Skyline Expansion Fund, L.P., and has shared voting and investment power of the shares held by the Skyline funds; however, he disclaims beneficial ownership of the shares held by these entities, except to the extent of his proportionate partnership interest therein. Mr. Rieflin, President of XenoPort, is a limited partner of Skyline Venture Partners II, L.P.; however, he disclaims beneficial ownership of the shares held by Skyline Venture Partners II, L.P., except to the extent of his proportionate partnership interest therein.

(18)	Includes 1,026,129 shares held by Frazier Healthcare III, L.P. (of which 153,343 are shares of common stock that were provided to Frazier Healthcare III, L.P. in connection with our founding) and 6,945 shares held by Frazier Affiliates III, L.P. FHM III, LLC is the sole general partner of Frazier Healthcare III, L.P. and Frazier Affiliates III, L.P.

(19)	Includes shares beneficially owned by our directors and the named executive officers as described in notes (3) through (13), (15) and (17) above, 263,679 unvested shares subject to our right of repurchase and 539,552 shares issuable upon the exercise of options that are exercisable within 60 days after of March 1, 2006, 296,644 of which would be unvested and subject to a right of repurchase by us that would lapse over the vesting schedule.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 31, 2005, we believe that all Section 16(a) filing requirements applicable to our officers, directors and greater than ten percent beneficial owners were complied with.

EXECUTIVE COMPENSATION

Compensation of Directors

In February 2005, our board of directors adopted a compensation program for outside directors that became effective upon the closing of our initial public offering. Pursuant to this program, each member of our board of directors who is not our employee receives the following cash compensation for board services, as applicable:

•	$15,000 per year for service as a board member (paid as a quarterly retainer);

•	$10,000 per year for service as chairman of the board, $5,000 per year for service as chairman of the audit committee, $2,500 per year for service as chairman of the compensation committee and $2,500 per year for service as chairman of the nominating and corporate governance committee (paid as a quarterly retainer); and

•	$2,000 for each board meeting attended in person ($1,000 for meetings attended by video or telephone conference), $1,000 for each audit committee meeting attended in person (or by video or telephone conference), $500 for each compensation committee meeting attended in person (or by video or telephone conference) and $500 for each nominating and corporate governance committee meeting attended in person (or by video or telephone conference).

In the fiscal year ended December 31, 2005, the total cash compensation paid to non-employee directors was $128,475. Members of our board of directors are also eligible for reimbursement for reasonable expenses incurred in attending board meetings in accordance with company policy.

In January 2005, we adopted our 2005 Non-Employee Directors’ Stock Option Plan (the “Directors’ Plan”), which became effective in June 2005 in connection with our initial public offering, to provide for the automatic grant of nonstatutory stock options to purchase shares of our common stock to our non-employee directors. Pursuant to the terms of the Directors’ Plan, all individuals who first become a non-employee director after the closing of our initial public offering receive a one-time initial option to purchase 25,000 shares of our common stock. Such initial option grants vest in a series of four successive equal annual installments on the first through fourth anniversaries of the non-employee director’s date of election or appointment to our board. In addition, any individual who is serving as a non-employee director on the date of each annual meeting of our stockholders beginning in 2006 shall receive an option to purchase 10,000 shares of our common stock on such annual meeting date. Such annual option grants vest in a series of 12 successive equal monthly installments measured from the date of grant. Options granted under our Directors’ Plan are not intended to qualify as incentive stock options under the Internal Revenue Code of 1986, as amended. The exercise price of options granted under our Directors’ Plan is equal to 100% of the fair market value of our common stock subject to the option on the grant date. As long as the optionee continues to serve with us or with an affiliate of ours, the option will continue to vest and be exercisable during its term. When the optionee’s service terminates, the optionee may exercise any vested options for a period of 12 months following the cessation of service. All stock options granted under our Directors’ Plan have a term of ten years. In the event of certain significant corporate transactions, all outstanding options under the Directors’ Plan may be assumed, continued or substituted for by any surviving or acquiring entity (or its parent company). If the surviving or acquiring entity (or its parent company) elects not to assume, continue or substitute for such options, then (1) with respect to any such options that are held by optionees then performing services for us or our affiliates, the vesting and exercisability of such options will be accelerated in full and such options will be terminated if not exercised prior to the effective date of the corporate transaction and (2) all other outstanding options will terminate if not exercised prior to the effective date of the corporate transaction. Our board of directors may also provide that the holder of an outstanding option not assumed in the corporate transaction will surrender such option in exchange for a payment equal to the excess of (1) the value of the property that the optionee would have received upon exercise of the option over (2) the exercise price otherwise payable in connection with the option. The vesting and exercisability of options held by non-employee directors who are required to resign their position in connection with a specified change in control transaction or are removed from their position in connection with such a change in control will be accelerated in full. In addition, all members of our board of directors are also eligible to receive equity incentives under our 2005 Equity Incentive Plan.

In the fiscal year ended December 31, 2005, we granted initial options covering 25,000 shares to two directors, at exercise prices of $12.86 and $13.06 per share, respectively, which equaled the fair market value of our common stock at the respective date of grant (based on the closing sale price reported on the Nasdaq National Market) under our Directors’ Plan. In addition, we granted options covering 10,000 shares to seven directors under our 2005 Equity Incentive Plan in recognition of their past and continuing substantial contributions to the company. The options have an exercise price of $10.39 per share, which equaled the fair market value of our common stock at the date of grant, and vest monthly over a twelve-month period. In addition, we granted an option covering 16,666 shares to a director under our 1999 Stock Option Plan in recognition of her election to the board. The option has an exercise price of $6.00 per share, which equaled the fair market value of our common stock at the date of grant, and is immediately exercisable, subject to a right of repurchase by us that lapses monthly over the 12-month vesting schedule. As of March 1, 2006, no options had been exercised under our Directors’ Plan.

Compensation of Executive Officers

The following table shows for the fiscal years ended December 31, 2005, 2004 and 2003, compensation awarded or paid to, or earned by, our chief executive officer and the other four most highly compensated executive officers at December 31, 2005 (we refer to these officers as our “named executive officers”):

Summary Compensation Table

						Long-Term
						Compensation
						Awards
						Securities
				Other Annual		Underlying		All Other
Name and Principal Positions	Year	Salary	Bonus	Compensation		Options		Compensation(1)

Ronald W. Barrett, Ph.D.	2005	$310,000	$279,176	$—		66,666		$414
Chief Executive Officer	2004	273,418	54,000	—		66,666		270
	2003	266,407	—	—		66,665		270
William J. Rieflin(2)	2005	295,000	45,000	47,024	(3)	—		270
President	2004	78,269	—	—		266,664	(4)	52
	2003	—	—	—		—		—
William G. Harris	2005	247,000	48,400	6,325	(5)	16,666		270
Senior Vice President of	2004	241,771	35,250	—		16,666		270
Finance and Chief	2003	231,348	—	—		25,000		270
Financial Officer
Pierre V. Trân, M.D., M.M.M.(6)	2005	253,000	16,650	282,109	(7)	—		270
Senior Vice President and	2004	147,399	—	57,912	(8)	83,333		90
Chief Medical Officer	2003	—	—	—		—		—
Mark A. Gallop, Ph.D.	2005	225,000	69,176	—		25,000		180
Senior Vice President	2004	211,824	32,500	—		45,832		180
of Research	2003	197,509	—	—		30,832		180

(1)	Represents life insurance premiums paid by XenoPort.

(2)	Mr. Rieflin joined the company in September 2004.

(3)	Represents tax gross-up payments for federal and state income tax liabilities with respect to a restricted stock purchase pursuant to Mr. Rieflin’s employment agreement with the company.

(4)	Includes 149,999 restricted shares granted at an exercise price of $0.006 per share, of which 116,666 shares vest monthly over a four-year period beginning September 20, 2004 and the remaining 33,333 shares have vested.

(5)	Represents the forgiveness of accrued interest of a loan in principal amount of $100,000 for Mr. Harris.

(6)	Dr. Trân joined the company in September 2004.

(7)	Includes $152,088 for the forgiveness of a loan in principal amount of $150,000 for Dr. Trân, $100,021 in tax gross-up payments for federal and state income tax liabilities with respect to the forgiveness of the loan and $30,000 for relocation and housing expenses pursuant to Dr. Trân’s employment agreement with the company.

(8)	Represents relocation and housing expenses.

Stock Option Grants And Exercises

We grant options to our executive officers under our 2005 Equity Incentive Plan, which was approved by our stockholders in January 2005 and became effective in June 2005 in connection with our initial public offering. Prior to June 2005, we granted options to our executive officers under our 1999 Stock Option Plan, which was terminated in connection with our initial public offering so that no further awards may be granted under the plan. Although the 1999 Stock Option Plan has terminated, all outstanding options will continue to be governed by their existing terms. As of March 1, 2006, (i) options to purchase a total of 826,100 shares were outstanding under our 2005 Equity Incentive Plan, of which options to purchase 72,790 shares were vested and exercisable, and options to purchase 1,666,824 shares remained available for grant under the plan; and (ii) options to purchase a total of 899,809 shares were outstanding and exercisable under our 1999 Stock Option Plan, of which options to purchase 296,562 shares were vested, 359,391 shares were issued as a result of early exercises of options under the plan that were unvested and subject to a right of repurchase by us that lapses over the vesting schedule of the option and no shares remained available for grant under the plan.

The following tables show for the fiscal year ended December 31, 2005, certain information regarding options granted to, exercised by and held at year-end by our named executive officers:

Option Grants in Last Fiscal Year

Individual Grants
	Number of		% of Total			Potential Realizable Value at
	Securities		Options			Assumed Annual Rates of
	Underlying		Granted to			Stock Price Appreciation for
	Options		Employees in	Exercise	Expiration	Option Term(4)
Name	Granted		Fiscal Year(2)	Price(3)	Date	5% ($)	10% ($)

Ronald W. Barrett	66,666	(1)	7.68%	$6.00	1/4/2015	$740,219	$1,415,606
William J. Rieflin	—		—	—	—	—	—
William G. Harris	16,666	(1)	1.92%	$6.00	1/4/2015	$185,049	$353,891
Pierre V. Trân	—		—	—	—	—	—
Mark A. Gallop	25,000	(1)	2.88%	$6.00	1/4/2015	$277,585	$530,857

(1)	Each of these options vests monthly, 20% in each of the first three years from the date of grant and 40% in the fourth year.

(2)	The figures representing percentages of total options granted to employees in the last fiscal year are based on a total of 868,594 shares underlying options granted to our employees during fiscal year 2005.

(3)	The exercise price of each option granted was equal to the fair market value of our common stock as valued by our board of directors on the date of grant. The exercise price may be paid in cash, in shares of our common stock valued at fair market value on the exercise date or through a cashless exercise procedure involving a same-day sale of the purchased shares.

(4)	The amounts shown in the table above as potential realizable value represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These amounts represent assumed rates of appreciation in the value of our common stock from the fair market value on the date of our initial public offering. The 5% and 10% assumed rates of appreciation are suggested by the rules of the SEC and do not represent our estimate or projection of the future common stock price. Actual gains, if any, on stock option exercises depend on the future performance of our common stock and the date on which options are exercised. Potential realizable values in the table above are calculated by:

•	multiplying the number of shares of our common stock subject to the option by the fair market value price on the date of our initial public offering of $10.50 per share;

•	assuming that the aggregate stock value derived from that calculation compounds at the annual 5% or 10% rates shown in the table for the balance of the term of the option; and

•	subtracting from that result the total option exercise price.

Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

The following table shows, for each named executive officer, the number of shares acquired and the value realized upon exercise of stock options during fiscal year 2005 and the exercisable and unexercisable options held at December 31, 2005. The “Value Realized” shown in the table represents an amount equal to the difference between our initial public offering pricing of $10.50 per share and the option exercise price, multiplied by the number of shares acquired on exercise. The “Value of Unexercised In-the-Money Options at Fiscal Year-End” shown in the table represents an amount equal to the difference between the fair market value price at the end of the fiscal year ($17.95) and the option exercise price, multiplied by the number of unexercised in-the-money options. These calculations do not take into account the effect of any taxes that may be applicable to the option exercises.

					Value of Unexercised
	Shares		Number of Unexercised		In-the-Money
	Acquired	Value	Options at Fiscal Year-End(1)		Options at Fiscal Year-End
Name	on Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

Ronald W. Barrett	116,666	$1,049,994	35,555	164,442	$501,881	$2,358,075
William J. Rieflin	—	—	—	—	—	—
William G. Harris	—	—	22,637	35,695	$342,632	$505,434
Pierre V. Trân	42,591	$332,210	—	—	—	—
Mark A. Gallop	—	—	4,583	20,417	$54,767	$243,983

(1)	All of these stock options may be exercised prior to their vesting. Upon the exercise of an option prior to vesting, the optionee is required to enter into a restricted stock purchase agreement with us that provides that we have a right to repurchase the shares purchased upon exercise of the option at the original exercise price; provided, however, that our right to repurchase these shares will lapse in accordance with the original vesting schedule included in the optionee’s option agreement. Those options listed as “Unexercisable” are exercisable under these early exercise provisions; however, upon exercise they are still subject to repurchase.

Employment, Severance and Change of Control Agreements

Employment Agreements

William J. Rieflin

In June 2004, we entered into an employment agreement with William J. Rieflin, our president. Mr. Rieflin’s employment is at-will, and either we or Mr. Rieflin may terminate his employment at any time for any reason. Pursuant to the agreement, Mr. Rieflin is entitled to receive an annual base salary of $275,000, and he may earn an annual performance bonus. Mr. Rieflin was granted an option to purchase 49,999 shares of our common stock at an exercise price of $2.70 per share. The option vests monthly over a four-year period. In addition, Mr. Rieflin was granted an option to purchase 66,666 shares of our common stock at an exercise price of $2.70 per share. Fifty percent of the shares underlying the option are vested. The remaining 50% of the shares underlying the option shall vest in full on the fourth anniversary of the option grant date, subject to accelerated vesting at the time that we first achieve a market capitalization of $500 million.

Pursuant to the terms of the employment agreement, in September 2004, we entered into a promissory note and pledge agreement with Mr. Rieflin in the amount of $315,000 in connection with Mr. Rieflin’s election to early exercise the stock options that were granted to him under his employment agreement. On January 18, 2005, Mr. Rieflin repaid the note in its entirety, and the stock previously pledged as collateral was released from the pledge agreement. This arrangement is further described in “Certain Relationships and Related Transactions — Indebtedness of Management.”

Pursuant to the terms of the employment agreement, on September 20, 2004, Mr. Rieflin purchased 33,333 shares of our common stock at a purchase price of $.006 per share pursuant to a restricted stock purchase agreement. Pursuant to the employment agreement, Mr. Rieflin received a tax gross-up cash payment to pay federal and state income tax liabilities with respect to this restricted stock purchase. Pursuant to the terms of the employment agreement, on September 20, 2004, Mr. Rieflin also purchased 116,666 shares of our common stock at a purchase price of $.006 per share pursuant to a second restricted stock purchase agreement. Such shares are subject to monthly vesting over a four-year period from the date of purchase. Pursuant to the terms of the employment agreement: (1) if Mr. Rieflin ceases to be our employee or consultant prior to September 20, 2008, then we shall have the right to repurchase any shares that remain unvested at the time of termination; and (2) if Mr. Rieflin’s employment is terminated without cause or he terminates his employment with good reason prior to September 20, 2008, and the 116,666 restricted shares have not fully vested, then Mr. Rieflin will receive a severance payment equal to approximately $3,000 multiplied by the number of months between such termination event and September 20, 2008, less any credits or other reimbursements that he is entitled to receive from the Internal Revenue Service with respect to taxes paid on the restricted stock purchase. Mr. Rieflin agreed not to solicit, attempt to hire or hire away any of our employees for one year following the termination of his employment.

Pierre V. Trân

In July 2004, we entered into an employment agreement with Pierre V. Trân, our senior vice president and chief medical officer. Dr. Trân’s employment is at-will, and either we or Dr. Trân may terminate his employment at any time for any reason. Pursuant to the agreement, Dr. Trân is entitled to receive an annual base salary of $250,000, and he may earn an annual performance bonus. Under the agreement, Dr. Trân received a cash payment of $75,000 to cover relocation and moving expenses. In addition, Dr. Trân shall receive $30,000 during his first year of employment, $27,000 during his second year of employment and $24,000 during his third year of employment as housing expense supplements. Following his third year of employment, if Dr. Trân’s annual salary is less than $280,000, he shall be entitled to receive a housing expense supplement equal to $280,000 minus his then-current annual salary. Pursuant to the agreement, Dr. Trân was granted an option to purchase 83,332 shares of our common stock at an exercise price of $2.70 per share. The option vests 25% on the one-year anniversary of Dr. Trân’s employment with us, and then it shall vest monthly over the ensuing three-year period.

Pursuant to the agreement, if Dr. Trân’s employment is terminated without cause or he terminates his employment with good reason during the first three years of employment, then Dr. Trân will be entitled to receive continued payment of his base salary and healthcare benefits for 12 months as severance. The agreement provides that any such severance payments shall be reduced by amounts earned by Dr. Trân from other employment or consulting services performed during the 12-month severance period, and that the severance payments will terminate early upon Dr. Trân’s subsequent employment at a salary equal to at least 80% of his applicable severance payments. Dr. Trân agreed not to solicit, attempt to hire or hire away any of our employees for one year following the termination of his employment.

In connection with his employment, we provided Dr. Trân with a loan in the amount of $150,000 that was secured by a deed of trust on Dr. Trân’s primary residence to assist Dr. Trân in the purchase of a home. The loan, including accrued interest thereon, was forgiven in full on January 19, 2005. Dr. Trân received a tax gross-up cash payment to pay federal and state income tax liabilities with respect to the forgiveness of the loan. This arrangement is further described in “Certain Relationships and Related Transactions — Indebtedness of Management,” and footnote 7 to the “Summary Compensation Table.”

Severance and Change of Control Arrangements

We have entered into change of control agreements with the following executive officers: Drs. Barrett, Trân, Cundy, Gallop and Dower and Mr. Rieflin. Pursuant to the terms of the agreements, if the executive officer’s employment is terminated without cause or terminated by the executive officer for good reason within the 12 months following a change of control of us, then the executive officer shall be entitled to the following benefits:

•	acceleration of vesting of all of the executive officer’s outstanding unvested options to purchase common stock and shares of restricted stock subject to a right to repurchase by us;

•	continued payment of the executive officer’s base salary for six months for Drs. Cundy, Gallop and Dower and for 12 months for Drs. Barrett and Trân and Mr. Rieflin; and

•	reimbursement for six months of continued healthcare coverage for Drs. Cundy, Gallop and Dower and for 12 months for Drs. Barrett and Trân and Mr. Rieflin.

In addition, if the executive officer’s employment is constructively terminated within 12 months following a change of control of us and the executive officer does not resign his employment for at least six months following the change of control event, then the executive officer shall be entitled to receive the same severance benefits described above. Mr. Rieflin’s change of control agreement also provides for additional tax gross-up cash payments, which shall not exceed $1.5 million, with respect to federal and state excise tax obligations. For purposes of the change of control agreements, a change of control includes our merger, consolidation or reorganization after which our stockholders own 50% or less of the surviving corporation, our liquidation or a sale of all or substantially all of our assets.

In May 2001, we extended an offer to William G. Harris to become our senior vice president of finance and chief financial officer. The offer letter provides that if Mr. Harris’ employment is terminated without cause or constructively terminated within the 12 months following a change of control of us, then Mr. Harris’ outstanding unvested options to purchase common stock and shares of restricted stock shall immediately vest in full and Mr. Harris shall be entitled to receive continued payment of his base salary and healthcare benefits until the earlier of 12 months from the date of termination or the date on which he accepts subsequent employment. For purposes of the offer letter, a change of control includes our merger or reorganization after which our stockholders own 50% or less of the surviving corporation or a sale of all or substantially all of our assets.

See “Employment Agreements” above for a description of additional severance arrangements for Mr. Rieflin and Dr. Trân.

Our 1999 Stock Plan provides that in the event of specified change of control transactions, including our merger with or into another corporation or the sale of substantially all of our assets, all outstanding options under the plan may be either assumed or substituted for by any surviving entity. If the surviving or acquiring entity elects not to assume or substitute for such options, the vesting and exercisability of such options will be accelerated in full and such options will be terminated if not exercised prior to the effective date of such change of control transaction.

Our 2005 Equity Incentive Plan provides that in the event of certain significant corporate transactions, all outstanding stock awards under the plan may be assumed, continued or substituted for by any surviving or acquiring entity (or its parent company). If the surviving or acquiring entity elects not to assume, continue or substitute for such stock awards, then (1) with respect to any such stock awards that are held by individuals whose service with us or our affiliates has not terminated more than three months prior to the effective date of the corporate transaction, the vesting and exercisability provisions of such stock awards will be accelerated in full and such awards will be terminated if not exercised prior to the effective date of the corporate transaction and any reacquisition or repurchase rights with respect to such stock awards will lapse and (2) all other outstanding stock awards will terminate if not exercised (if applicable) prior to the effective date of the corporate transaction. In addition, our board of directors has adopted and approved a form stock option agreement under our 2005 Equity Incentive Plan that provides that all shares subject to each stock option will immediately vest in the event that a recipient’s service with us or a successor entity is actually or constructively terminated without cause within 12 months following the occurrence of a specified change in control transaction, including our merger with or into another corporation or the sale of substantially all of our assets.

REPORT OF THE COMPENSATION COMMITTEE OF THE
BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION1

The compensation committee of the board of directors of XenoPort, Inc. (the “Committee”) oversees the company’s compensation strategy, policies, plans and programs and reviews and determines the compensation to be paid to the company’s executive officers. In this regard, the Committee reviews and approves corporate performance goals and objectives relevant to the compensation of the company’s executive officers; establishes equity compensation policies; reviews and approves employment agreements and severance arrangements for executive officers; administers the company’s stock option plans; evaluates the performance of the company’s chief executive officer and recommends the compensation of the chief executive officer; and reviews and approves the compensation for the company’s other executive officers. The Committee’s written charter, adopted by the board of directors, reflects these various responsibilities. All decisions by the Committee relating to the compensation of the company’s executive officers are reviewed by the board of directors. The Committee’s membership is determined by the board, and, since January 2005, has been composed entirely of independent directors (as independence is currently defined in Rule 4200(a)(15) of the Nasdaq listing standards). None of the current members of the Committee has ever been an officer or employee of XenoPort.

Compensation Philosophy

XenoPort’s compensation programs, including base salary, annual cash bonus and long-term equity incentive programs, are designed to motivate the company’s key employees and executive officers to focus on the achievement of annual and long-term performance goals, thereby enhancing the company’s performance and stockholder value. The company’s compensation philosophy is that total cash compensation should be competitive in the market and tied to individual and corporate objectives and performance, and that any long-term incentive compensation should be closely aligned with the long-term interests of stockholders. This philosophy leads to a total compensation structure that:

1. Enables XenoPort to attract and retain highly qualified executives and key employees by establishing compensation packages that compare favorably with those for similar positions in companies with whom the company competes for talent;

2. Aligns the interests of management with the interests of stockholders through a system that relates compensation to the attainment of corporate objectives; and

3. Motivates and appropriately rewards sustained individual performance that contributes to the company’s success through the achievement of business and strategic objectives.

The Committee performs annual reviews of the compensation programs to confirm the competitiveness of the overall executive compensation packages as compared to those of a peer group of biotechnology and pharmaceutical companies that are similar in size, development stage and complexity to XenoPort.

Executive Compensation Program

Generally, during the first quarter of a new fiscal year, the Committee reviews and approves a list of specific corporate goals for a one-year performance period that runs from January 1 through December 31. Individual goals and objectives are established for the same performance period and are based on the company’s operational goals. At the end of the performance cycle, corporate performance is evaluated by reviewing the extent to which strategic, scientific and business goals are met, and each executive’s performance is evaluated by reviewing his/her accomplishment of objectives and overall contributions to the company. The results, combined with comparative compensation data, are then used to determine appropriate compensation levels.

1 The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference into any filing of XenoPort under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Compensation of executive officers consists of three principal components: base salary, annual cash bonuses in accordance with the company’s executive officer bonus plan and stock option grants. When making compensation decisions for executive officers, the Committee evaluates each compensation component in the context of the executive’s overall compensation.

Base Salary

Base salary levels are reviewed annually, and adjustments are made at the beginning of the fiscal year based on an assessment of the executive’s experience, skills, responsibilities, personal performance and the anticipated value of the individual’s future impact on the company’s success. As part of the assessment, the Committee reviews current market conditions and pay practices for comparable positions within a peer group of biotechnology and pharmaceutical companies. For executives other than the chief executive officer, the Committee takes into account performance assessments and recommendations made by the chief executive officer.

Annual Cash Bonus

In accordance with the company’s executive officer bonus plan, each executive officer has a target bonus opportunity, calculated as a percentage of base salary and based on his/her position, which is set by the Committee each year. Annual cash bonuses are awarded on a discretionary basis and are based on the achievement of the corporate and individual goals and milestones approved by the board of directors at the beginning of the previous year. Pursuant to the company’s executive officer bonus plan, the Committee approved 2006 potential target bonuses for the company’s executive officers (other than the chief executive officer) ranging from 25% to 40% of applicable base salary.

Long-Term Incentives

Long-term incentives for executive officers are primarily in the form of stock option awards, which are issued according to the terms of the company’s 2005 Equity Incentive Plan. Stock option awards are used to recognize and reward past performance and to motivate executives to meet long-term objectives. They provide executives with the opportunity to benefit from any appreciation in the value of the company’s common stock, thereby aligning their financial interests with those of the company’s stockholders.

The number of stock options granted is based on the executive’s position, performance against established objectives in the prior year, overall contribution to the company and potential for future contributions, existing stock and option holdings, overall number of stock options to be awarded and stock option data from market surveys.

Additional long-term equity incentives are provided through the company’s 2005 Employee Stock Purchase Plan in which all eligible employees, including executive officers, may allocate up to 15% of their base salary to purchase common stock of the company at a 15% discount to the market price, subject to specified limits.

Other Benefits

Benefits offered to executive officers are the same as those offered to all employees, including medical, vision, dental, life, disability and 401(k) plans.

Chief Executive Officer Compensation

As with the company’s other executive officers, Dr. Barrett’s total compensation package is reviewed annually and is designed to encourage and reward both annual and long-term achievement against established goals. In determining Dr. Barrett’s cash and equity compensation levels, the Committee assesses the company’s overall performance and Dr. Barrett’s individual contributions to the company’s success. For 2005, the Committee considered Dr. Barrett’s key role in the company’s initial public offering and the strategic business partnership with Astellas Pharma Inc.; the successful advancement of product candidates in the clinic; the quality and progress of product candidates in research and development; and the strength of his leadership and strategies for the company’s long-term future. The Committee also reviewed compensation data for chief executive officers within the local market and within a peer group of biotechnology and pharmaceutical companies. For all elements of

Dr. Barrett’s compensation, including base salary, annual cash bonus and equity incentives, the Committee makes recommendations that are then reviewed and approved by the board of directors.

For 2005, Dr. Barrett had a target bonus of 35% of base salary. In February 2006, following a performance review by the board of directors, Dr. Barrett received a cash bonus of $89,280, representing a payout of 82.3% of target. The payout was based on an evaluation of Dr. Barrett’s overall leadership and management and was weighted heavily on corporate performance against objectives and the company’s achievements during the year. For 2006, the Committee recommended an increase in Dr. Barrett’s base salary to $350,000, representing a 12.9% increase from his 2005 base salary. In addition, the Committee recommended an increase in Dr. Barrett’s target bonus for 2006 to 50% of his annual base salary. The increases in Dr. Barrett’s base salary and target bonus for 2006 were based on the board of directors’ assessment of current market comparable compensation for chief executive officers, the company’s overall performance and Dr. Barrett’s individual contributions to the company’s success. The Committee also granted Dr. Barrett stock options covering 75,000 shares of common stock under the 2005 Equity Incentive Plan. The options vest monthly over four years and have an exercise price equal to the fair market value of the company’s common stock on the date of grant. The Committee believes that these cash and equity compensation decisions support the company’s philosophy of rewarding annual results while simultaneously aligning Dr. Barrett’s long-term incentive awards with the company’s ongoing performance. The Committee has reviewed Dr. Barrett’s total compensation package and finds it to be reasonable and appropriate based on the factors set forth above.

Federal Tax Considerations

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), limits the company to a deduction for federal income tax purposes of no more than $1 million of compensation paid to certain executive officers in a taxable year. Compensation above $1 million may be deducted if it is “performance-based compensation” within the meaning of the Code.

Section 162(m) and applicable Treasury regulations offer a number of transitional exceptions to this deduction limit for pre-existing compensation plans, arrangements and binding contracts adopted prior to the time a company becomes publicly held. As a result, the Committee believes that at the present time it is quite unlikely that the compensation paid to any executive officer in a taxable year that is subject to the deduction limit will exceed $1 million. Therefore, the Committee has not yet established a policy for determining which forms of incentive compensation awarded to the company’s executive officers shall be designed to qualify as “performance-based compensation.” The Committee intends to continue to evaluate the effects of the statute and any applicable Treasury regulations and to comply with Code section 162(m) in the future to the extent consistent with the company’s best interests.

Respectfully submitted,
The Compensation Committee of the Board of Directors

Bryan E. Roberts, Ph.D. (Chairperson)
Kenneth J. Nussbacher
Wendell Wierenga, Ph.D.

Compensation Committee Interlocks and Insider Participation

As noted above, our compensation committee consists of Mr. Nussbacher and Drs. Roberts and Wierenga. None of the members of our compensation committee has at any time been an officer or employee of XenoPort. No interlocking relationship exists between our board of directors or compensation committee and the board of directors or compensation committee of any other company, nor has any interlocking relationship existed in the past.

PERFORMANCE MEASUREMENT COMPARISON(1)

The following graph shows the total stockholder return of an investment of $100 in cash on June 2, 2005, the date our common stock first started trading on the Nasdaq National Market, for (i) our common stock, (ii) the Nasdaq Composite Index (U.S.) and (iii) the Nasdaq Biotech Index as of December 31, 2005. Pursuant to applicable SEC rules, all values assume reinvestment of the full amount of all dividends, however no dividends have been declared on our common stock to date. The stockholder return shown on the graph below is not necessarily indicative of future performance, and we do not make or endorse any predictions as to future stockholder returns.

Comparison of Cumulative Total Return on Investment

(1)	This section is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference into any filing of XenoPort under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Investors Rights Agreement

We have entered into an investors rights agreement with the prior holders of our preferred stock and certain warrants, including entities with which certain of our directors are affiliated. Pursuant to the agreement, these stockholders are entitled to rights with respect to the registration of their shares under the Securities Act, subject to certain limitations and restrictions. Also, if at any time we propose to register any of our securities under the Securities Act, either for our own account or for the account of other securities holders, the holders of these shares will be entitled to notice of the registration and, subject to certain exceptions, may be entitled to include, at our expense, their shares of XenoPort common stock in the registration. In addition, the holders of these shares may require us, at our expense and on not more than two occasions, to file a registration statement covering their shares of XenoPort common stock, and we will be required to use our commercially reasonable efforts to have the registration statement declared effective.

Indemnification Agreements

We have entered into an indemnification agreement with each of our directors and officers. The indemnification agreements and our certificate of incorporation and bylaws require us to indemnify our directors and officers to the fullest extent permitted by Delaware law.

Indebtedness of Management

On March 15, 2000, we loaned an aggregate amount of $87,529 to Drs. Ronald W. Barrett, our chief executive officer, William J. Dower, our vice president of discovery biology, and Mark A. Gallop, our senior vice president of research, under non-recourse promissory notes, which were secured by an aggregate of 145,881 shares of our common stock owned by Drs. Barrett, Dower and Gallop. These loans bore interest at an annual rate of 6.71%. These loans were made in connection with exercises of stock purchase rights. In February 2005, Drs. Barrett, Dower and Gallop repaid these loans in their entirety, and the stock previously pledged as collateral was released from the pledge agreement.

On December 20, 2001, we loaned $150,000 to Dr. Kenneth C. Cundy, our senior vice president of preclinical development, under a full-recourse promissory note, which was secured by a deed of trust. This loan bears interest at an annual rate of 4.13%. So long as Dr. Cundy remains employed with us, on each anniversary of the date of this note we will automatically forgive all interest then accrued pursuant to the terms of the note. The loan was made in connection with the purchase of a primary residence. As of December 31, 2005, the outstanding principal and accrued interest totaled $150,186.

On January 11, 2002, we loaned $125,000 to William G. Harris, our senior vice president of finance and chief financial officer, under a non-recourse promissory note, which was secured by an aggregate of 83,333 shares of our common stock owned by Mr. Harris. This loan bears interest at an annual rate of 4.49%. The loan was made in connection with the exercise of stock purchase rights. As of December 31, 2005, the outstanding principal and accrued interest totaled $147,281.

On April 12, 2002, we loaned $25,000 to Dr. Gallop under a non-recourse promissory note, which was secured by an aggregate of 16,666 shares of our common stock owned by Dr. Gallop. This loan bears interest at an annual rate of 4.65%. The loan was made in connection with the exercise of stock purchase rights. As of December 31, 2005, the outstanding principal and accrued interest totaled $29,325.

On May 17, 2002, we loaned $100,000 to Mr. Harris under a full-recourse promissory note, which was secured by a deed of trust. This loan bears interest at an annual rate of 4.99%. So long as Mr. Harris remains employed with us, on each anniversary of the date of this note we will automatically forgive all interest then accrued pursuant to the terms of the note. The loan was made in connection with the purchase of a primary residence. As of December 31, 2005, the outstanding principal and accrued interest totaled $103,130.

On August 26, 2004, we loaned $150,000 to Dr. Pierre V. Trân, our senior vice president and chief medical officer, under a full-recourse promissory note, which was secured by a deed of trust. This loan bore interest at an annual rate of 4.0%. The loan was made in connection with the purchase of a primary residence. On January 18, 2005, we forgave $152,088 under the loan, which equaled all outstanding principal and accrued interest under the loan as of that date.

On September 20, 2004, we loaned $315,000 to William J. Rieflin, our president, under a non-recourse promissory note, which was secured by an aggregate of 116,666 shares of our common stock owned by Mr. Rieflin. This loan bore interest at an annual rate of 2.34%. The loan was made in connection with the purchase of shares of our common stock. On January 18, 2005, Mr. Rieflin repaid the note in its entirety, and the stock previously pledged as collateral was released from the pledge agreement.

Employment Agreements

We have entered into employment agreements with Mr. Rieflin and Dr. Trân. For more information regarding these agreements, see “Executive Compensation — Employment Agreements,” above.

Change of Control Agreements

We have entered into change of control agreements with some of our officers. For more information regarding these agreements, see “Executive Compensation — Severance and Change of Control Arrangements,” above.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (such as brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are XenoPort stockholders will be “householding” our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker, direct your written request to XenoPort, Inc., Attention: Investor Relations, at 3410 Central Expressway, Santa Clara, California 95051 or contact XenoPort’s Investor Relations at (408) 616-7200. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker.

OTHER MATTERS

The board of directors knows of no other matters that will be presented for consideration at the annual meeting. If any other matters are properly brought before the annual meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

William J. Rieflin
President and Secretary

March 31, 2006

A copy of our Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2005 is available without charge upon written request to: XenoPort, Inc., Secretary, 3410 Central Expressway, Santa Clara, California 95051.

Appendix A

Audit Committee Charter

XENOPORT, INC.
AUDIT COMMITTEE CHARTER

Adopted by the Board of Directors (the “Board”) of XenoPort, Inc. (the “Company”) as of January 21, 2005

Amended by the Board of the Company as of June 9, 2005

Purpose and Policy

The primary purpose of the Audit Committee (the “Committee”) shall be to act on behalf of the Board of the Company in fulfilling the Board’s oversight responsibilities with respect to the Company’s corporate accounting and financial reporting practices, the systems of internal control over financial accounting, audits of financial statements, as well as the quality and integrity of the Company’s financial statements and reports and the qualifications, independence and performance of the independent registered public accounting firm engaged as the Company’s independent outside auditors for the purpose of preparing or issuing an audit report or performing audit services (the “Auditors”). The Committee will take appropriate actions to set the overall corporate “tone” for quality financial and other reporting, sound business risk practices and ethical behavior.

The policy of the Committee, in discharging these obligations, shall be to maintain and foster an open avenue of communication between the Committee, the Auditors and the Company’s management.

Composition

The Committee shall consist of at least three members of the Board, provided that any vacancies will be filled as promptly as practicable. The members of the Committee shall satisfy the independence and financial literacy requirements of The Nasdaq Stock Market (“Nasdaq”) applicable to Committee members as in effect from time to time, when and as required by Nasdaq and Rule 10A-3 of the Securities Exchange Act of 1934, as amended. At least one member shall satisfy the applicable Nasdaq financial sophistication requirements as in effect from time to time, and at least one member shall be an “audit committee financial expert” as defined by Securities and Exchange Commission (“SEC”) rules and regulations as in effect from time to time, when and as required by the SEC. The members of the Committee shall be appointed by and serve at the discretion of the Board. Vacancies occurring on the Committee shall be filled by the Board. The Committee’s chairperson shall be designated by the Board or, if it does not do so, the Committee members shall elect a chairperson by vote of a majority of the full Committee.

Meetings and Minutes

The Committee shall hold such regular or special meetings as its members shall deem necessary or appropriate. Meetings may be held in person or telephonically. Minutes of each meeting of the Committee shall be prepared and distributed to each director of the Company and the Secretary of the Company promptly after each meeting. The Committee, or the chairperson of the Committee acting on its behalf, shall report to the Board from time and time and whenever requested to do so by the Board.

Authority

The Committee shall have authority to appoint, determine compensation for, and at the expense of the Company, retain and oversee the Auditors as set forth in Section 10A(m)(2) of the Securities Exchange Act of 1934, as amended, and the rules thereunder and otherwise to fulfill its responsibilities under this charter. The Committee shall have authority to retain and determine compensation for, at the expense of the Company, special legal, accounting or other advisors or consultants as it deems necessary or appropriate in the performance of its duties. The Committee shall also have authority to pay, at the expense of the Company, ordinary administrative expenses that, as determined by the Committee, are necessary or appropriate in carrying out its duties. The Committee shall have full access to all books, records, facilities and personnel of the Company as deemed necessary or appropriate by any member of the Committee to discharge his or her responsibilities hereunder. The Committee shall have authority to require that any of the Company’s personnel, counsel, accountants (including the Auditors) or investment bankers, or any other consultant or advisor to the Company attend all or any portion of any meeting of the Committee or meet with any member of the Committee or any of its special legal, accounting or other advisors and consultants. The Committee shall have authority to initiate investigations, to provide notices, including notices to the SEC, to retain experts, to recommend that the Company implement remedial or other appropriate actions and to carry out its responsibilities under this charter and the Company’s Code of Business Conduct and Ethics. The approval of this charter by the Board shall be construed as a delegation of authority to the Committee with respect to the responsibilities set forth herein. The operation of the Committee shall be subject to the Bylaws of the Company, as in effect from time to time, and Section 141 of the Delaware General Corporation Law.

Responsibilities

The Committee shall oversee the Company’s financial and other reporting processes on behalf of the Board. The Committee shall also have direct responsibility for the appointment, compensation, retention and oversight of the work of the Auditors and any other registered public accounting firm engaged for the purpose of performing other review or attest services for the Company. The Auditors and each such other independent registered public accounting firm shall report directly to, and be accountable to, the Committee. The Committee’s functions and procedures should remain flexible to address changing circumstances most effectively. To implement the Committee’s purpose and policy, the Committee shall be charged with the following responsibilities with the understanding, however, that the Committee may supplement or (except as otherwise required by applicable laws or rules) deviate from these activities as appropriate under the circumstances:

1. Evaluation and Retention of Auditors.  The Committee shall evaluate the performance of the Auditors, assess their qualifications and determine whether to retain or to terminate the existing Auditors or to appoint and engage new auditors for the ensuing year.

2. Approval of Audit Engagements.  The Committee shall determine and approve engagements of the Auditors, prior to commencement of such engagement, to perform all proposed audit, review and attest services, including the scope of and plans for the audit, the adequacy of staffing, the compensation to be paid, at the Company’s expense, to the Auditors and the negotiation, on behalf of the Company, of the Auditors’ engagement letters. Such approval may be pursuant to preapproval policies and procedures established by the Committee consistent with applicable laws and rules, including the delegation of preapproval authority to one or more Committee members, so long as any such preapproval decisions are presented to the full Committee at the next scheduled meeting. The Committee shall not engage the Auditors to perform non-audit services proscribed by law or regulation.

3. Approval of Non-Audit Services.  The Committee shall determine and approve engagements of the Auditors, prior to commencement of such engagements (unless in compliance with exceptions available under applicable laws and rules related to immaterial aggregate amounts of services), to perform any proposed permissible non-audit services, including the scope of the service and the compensation to be paid therefor. Such approval may be pursuant to preapproval policies and procedures established by the Committee consistent with applicable laws and rules, including the delegation of preapproval authority to one or more Committee members so long as any such preapproval decisions are presented to the full Committee at the next scheduled meeting.

4. Audit Partner Rotation.  The Committee shall monitor the rotation of the partners of the Auditors on the Company’s audit engagement team as required by applicable laws and rules.

5. Auditor Conflicts.  At least annually, the Committee shall receive and review written statements from the Auditors delineating all relationships between the Auditors and the Company, consistent with Independence Standards Board Standard No. 1, consider and discuss with the Auditors any disclosed relationships and any compensation or services that could affect the Auditors’ objectivity and independence, and to assess and otherwise take appropriate action to oversee the independence of the Auditors.

6. Former Employees of Auditor.  The Committee shall preapprove employment by the Company of individuals formerly employed by the Company’s Auditors.

7. Audited Financial Statement Review.  The Committee shall review, upon completion of the audit, the financial statements proposed to be included in the Company’s Annual Report on Form 10-K to be filed with the SEC and to recommend whether or not such financial statements should be so included.

8. Annual Audit Results.  The Committee shall review and discuss with the Company’s management and the Auditors the results of the annual audit, including the Auditors’ assessment of the quality, not just acceptability, of accounting principles, the reasonableness of significant judgments and estimates (including material changes in estimates), any material audit adjustments proposed by the Auditors and any adjustments proposed by the Auditors that were not recorded, the adequacy of the disclosures in the financial statements, the effect of regulatory accounting initiatives, as well as off-balance sheet structures and any other matters required to be communicated to the Committee by the Auditors under the standards of the Public Company Accounting Oversight Board (United States), as appropriate.

9. Quarterly Results.  The Committee shall review and discuss with the Company’s management and the Auditors, as appropriate, the results of the Auditors’ review of the Company’s quarterly financial statements, prior to public disclosure of quarterly financial information, if practicable, or filing with the SEC of the Company’s Quarterly Report on Form 10-Q, and any other matters required to be communicated to the Audit Committee by the Auditors under the standards of the Public Company Accounting Oversight Board (United States).

10. Management’s Discussion and Analysis and Other Disclosure in Periodic Reports.  The Committee shall review and discuss with the Company’s management, a representative of the Company’s Disclosure Committee and the Auditors, as appropriate, the Company’s disclosures contained under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other disclosures in its annual and periodic reports to be filed with the SEC.

11. Media Disclosures.  The Committee shall review and discuss with the Company’s management and the Auditors all earnings press releases, as well as, as appropriate, the substance of financial information and earnings guidance provided to analysts and ratings agencies, which discussions may be general discussions of the type of information to be disclosed or the type of presentation to be made. The chairperson of the Committee may represent the entire Committee for purposes of this discussion.

12. Accounting Principles and Policies.  The Committee shall review and discuss with the Company’s management and the Auditors significant issues that arise regarding accounting principles and financial statement presentation, including critical accounting policies and practices, alternative accounting policies available under generally accepted accounting principles in the United States (“GAAP”) related to material items discussed with management and any other significant reporting issues and judgments.

13. Risk Assessment and Management.  The Committee shall review and discuss with the Company’s management and the Auditors, as appropriate, the Company’s major financial risk exposures and the steps taken by management to monitor and control these exposures.

14. Cooperation with Auditors.  The Committee shall evaluate the cooperation received by the Auditors from the Company during their audit examination, including any significant difficulties with the audit or any restrictions on the scope of their activities or access to required records, data and information.

15. Management Letters.  The Committee shall review and discuss with the Auditors and, if appropriate, the Company’s management, any management or internal control letter issued or, to the extent practicable, proposed to be issued by the Auditors and management’s response, if any, to such letter, as well as any additional material written communications between the Auditors and management.

16. National Office Communications.  The Committee shall review and discuss with the Auditors, as appropriate, communications between the audit team and the firm’s national office with respect to accounting or auditing issues presented by the engagement.

17. Disagreements Between Auditors and Management.  The Committee shall review and discuss with the Company’s management and the Auditors or any other registered public accounting firm engaged to perform review or attest services any material conflicts or disagreements between management and the

Auditors or such other accounting firm regarding financial reporting, accounting practices or accounting policies and resolve any such conflicts or disagreements regarding financial reporting.

18. Internal Control Over Financial Reporting.  The Committee shall confer with the Auditors and with the Company’s management, as appropriate, regarding the scope, adequacy and effectiveness of internal control over financial reporting including any special audit steps taken in the event of material control deficiencies.

19. Separate Sessions.  Periodically, the Committee shall meet in separate sessions with the Auditors and the Company’s management, as appropriate, to discuss any matters that the Committee, the Auditors or management believe should be discussed privately with the Committee.

20. Correspondence with Regulators.  The Committee shall consider and review with the Company’s management, the Auditors, outside counsel, as appropriate, and, in the judgment of the Committee, such special counsel, separate accounting firm and other consultants and advisors as the Committee deems appropriate, any correspondence with regulators or governmental agencies and any published reports that raise material issues regarding the Company’s financial statements or accounting policies.

21. Complaint Procedures.  The Committee shall establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

22. Regulatory and Accounting Initiatives.  The Committee shall review and discuss with counsel, the Auditors and the Company’s management, as appropriate, any significant regulatory or other legal or accounting initiatives or matters that may have a material impact on the Company’s financial statements or compliance programs and policies if, in the judgment of the Committee, such review is necessary or appropriate.

23. Engagement of Registered Public Accounting Firms.  The Committee shall determine and approve engagements of any registered public accounting firm (in addition to the Auditors) to perform any other review or attest service, including the compensation to be paid to such firm and the negotiation and execution, on behalf of the Company, of such firm’s engagement letter. Such approval may be pursuant to preapproval policies and procedures, including the delegation of preapproval authority to one or more Committee members, so long as any such preapproval decisions are presented to the full Committee at the next scheduled meeting.

24. Investigations.  The Committee shall investigate any matter brought to the attention of the Committee within the scope of its duties if, in the judgment of the Committee, such investigation is necessary or appropriate.

25. Proxy Report.  The Committee shall prepare the report required by the rules of the SEC to be included in the Company’s annual proxy statement and review the draft proxy statement before it is submitted to the full Board for review.

26. Approval of Related-Party Transactions.  The Committee shall review and approve all related-party transactions as required by Nasdaq rules.

27. Committee Self-Assessment.  The Committee shall review, discuss and assess its own performance at least annually and to review and assess the adequacy of this charter at least annually, including the Committee’s role and responsibilities as outlined in this charter, and to recommend any proposed changes to the Nominating and Corporate Governance Committee for its consideration.

28. Report to the Board.  The Committee shall report to the Board with respect to material issues that arise regarding the quality or integrity of the Company’s financial statements or other disclosures, the performance or independence of the Auditors or such other matters as the Committee deems appropriate from time to time or whenever it shall be called upon to do so.

29. Additional Responsibilities.  The Committee shall perform such other functions and have such powers as may be necessary or appropriate in the efficient and lawful discharge of the foregoing.

It shall be the responsibility of the Company’s management to prepare the Company’s financial statements and periodic reports and the responsibility of the Auditors to audit those financial statements. These functions shall not be the responsibility of the Committee, nor shall it be the Committee’s responsibility to ensure that the financial statements or periodic reports are complete and accurate, conform to GAAP or otherwise comply with applicable laws or rules.

XENOPORT, INC.
PROXY SOLICITED BY THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 2, 2006
     The undersigned hereby appoints Ronald W. Barrett, Gianna M. Bosko and William J. Rieflin, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of XenoPort, Inc. that the undersigned may be entitled to vote at the Annual Meeting of Stockholders of XenoPort, Inc. to be held at the company’s offices located at 3410 Central Expressway, Santa Clara, California 95051 on Tuesday, May 2, 2006 at 10:00 a.m., local time, and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.
     UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSAL 2 AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.
(Continued and to be marked, dated and signed, on the other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

▲ FOLD AND DETACH HERE ▲

Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE NOMINEES FOR DIRECTOR LISTED BELOW.

PROPOSAL 1:	To elect two Class 1 directors to hold office until the 2009 Annual Meeting of Stockholders.

	FOR all nominees listed below (except as marked to the contrary below).	WITHHOLD AUTHORITY to vote for all nominees listed below.
Nominees:	☐	☐
01 Bryan E. Roberts, Ph.D. and
02 Gary D Tollefson, M.D., Ph.D.

To withhold authority to vote for any nominee(s) write such nominee(s)’ name(s) below:

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 2.

		FOR	AGAINST	ABSTAIN
PROPOSAL 2:	To ratify the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as the company’s independent registered public accounting firm for the fiscal year ending December 31, 2006.	☐	☐	☐

Please vote, date and promptly return this proxy in the enclosed return envelope, which is postage prepaid if mailed in the United States.

Signature	Signature	Date

Please sign exactly as your name appears hereon. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person.

▲ FOLD AND DETACH HERE ▲
Vote by Internet or Telephone or Mail
24 Hours a Day, 7 Days a Week
Internet and telephone voting are available through 11:59 PM Eastern Time the day prior to annual meeting day.
Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet	OR	Telephone	OR	Mail
http://www.proxyvoting.com/xnpt		1-866-540-5760		Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.
Use the internet to vote your proxy. Have your proxy card in hand when you access the web site.		Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone,
you do NOT need to mail back your proxy card.